                                                                    EXHIBIT 99.1

                                                          FOR IMMEDIATE RELEASE

                                                    Contact: Charles N. Talbert
                                                 Director of Investor Relations
                                                                 (404) 262-3252

          JDN REALTY CORPORATION ANNOUNCES FIRST QUARTER 2000 RESULTS
                        AND EXECUTIVE MANAGEMENT CHANGES

ATLANTA, GA (July 24, 2000) - JDN Realty Corporation (NYSE: JDN) today announced results for the quarter ended March 31, 2000. For the first quarter, diluted funds from operations per share was $0.39 compared with $0.48 for the first quarter of 1999. Funds from operations was $12.8 million compared with funds from operations for the first quarter of 1999 of $16.1 million. Net income attributable to common shareholders was $12.9 million, or $0.40 per share on a diluted basis, compared with net income attributable to common shareholders for the first quarter of 1999 of $10.8 million, or $0.32 per share on a diluted basis. Total revenues were $26.2 million, compared with total revenues of $25.7 million for the first quarter of 1999. Legal, accounting and professional costs attributable to the investigation by a special committee of JDN's Board of Directors totaled $1.5 million for the quarter ended March 31, 2000, representing $0.05 per share on a diluted basis.

Commenting on the results, Craig Macnab, Chief Executive Officer of JDN Realty Corporation, stated, "We have made significant progress in improving and strengthening the Company in a relatively short period of time. Importantly, we are making measurable progress with our tenant relationships by continuing to deliver quality developments on time. We believe that as we continue to meet and exceed the needs of our customers, we will build shareholder value. I can assure you the entire management team is committed to that goal."

Macnab continued, "We understand that there is still much to do to restore the Company's image and position in the marketplace. One of our first objectives is to return to timely quarterly earnings announcements and filings. We are on target for the second quarter earnings to be reported by the SEC's August 14th deadline. To build shareholder value, we are also focused on other significant objectives including refinancing our existing credit agreement for a longer term at a lower overall cost. In addition, we will be engaging a financial advisor to assist the Board of Directors and management team in its efforts to increase shareholder value. Furthermore, we will be actively communicating the progress we are making as a Company with shareholders and the investment community."

In a separate announcement, Elizabeth L. Nichols has announced her resignation as a Director of JDN Realty Corporation effective August 20, 2000, and as President of the Company effective September 1, 2000.

Commenting on the announcement, Macnab stated, "Elizabeth has been a diligent worker and essential in stabilizing the Company during the last six months. She has been absolutely committed to fulfilling her responsibilities to shareholders, customers and employees during this particularly challenging time."

Ms. Nichols stated, "Despite the complete lack of involvement in or knowledge of any of the events that have caused the challenges the Company has had to face in recent months, I am aware that there are those in the market who see my continued employment here as a hindrance to maximizing shareholder value in the near term. In order to eliminate any such negative inference in the market, I have chosen to resign. I believe the Company is now stabilized, and as a significant shareholder, I feel extremely good about the talented and experienced group of employees who will move up the ranks and carry JDN into the future. I am confident of the Company's future in their hands." Ms. Nichols has agreed to serve as a consultant to the Company until December 31, 2000.

Macnab continued, "The Board of Directors gratefully acknowledges Ms Nichols' contribution to the Company over the last 20 years, and especially during the recent period of difficulty. The Board wishes to emphasize that the Special Committee's investigation found no evidence of wrongdoing or knowledge of any wrongdoing on the part of Ms. Nichols. Her integrity, business ethics, and professional competence are of the highest quality; and she has served the Company and its shareholders faithfully and well."

In closing, Macnab stated, "Everyone appreciates the dedication and support that Elizabeth brought to her job. During Elizabeth's twenty years at JDN, she was an integral member of JDN's management team and instrumental in assembling an outstanding team of dedicated professionals. We are grateful for her leadership, and we wish her success in future endeavors."

During the first quarter, anchor tenants of the Company opened stores in Eastman, Georgia; Greensboro, North Carolina; Monaca, Pennsylvania; McKinney, Texas; Peachtree City, Georgia; and Pooler, Georgia. The Company made non-anchor tenant deliveries in four markets. These openings, totaling 238,527 square feet of Company-owned gross leasable area (GLA), represent an investment of approximately $28.0 million. Additionally, the Company commenced development on five shopping centers during the first quarter. As of March 31, 2000, the development and redevelopment activity included 33 projects under construction containing 2.8 million square feet of Company-owned GLA representing an investment, upon completion, of approximately $309.4 million.

For the first quarter, the Company announced the following leasing and property management information:

o On a same property basis, annualized base rent per leased square foot was $6.95 as of March 31, 2000, which was slightly lower than the annualized base rent per leased square foot as of March 31, 1999.

o    At the end of the quarter, the Company's portfolio was 96.3% leased.

o    19 tenants' leases were renewed at an average increased rent of 8.2%.

o    79 tenants incurred contractual rental increases averaging 3.9%.

The Company paid a cash dividend on its common stock of $0.395 per share on March 31, 2000, to shareholders of record on March 17, 2000. Subsequent to the first quarter, the Company paid a cash dividend on its common stock of $0.30 per share on June 30, 2000, to shareholders of record on June 15, 2000.

In addition, the Company paid a cash dividend on its 9 3/8% Series A Cumulative Redeemable Preferred Stock of $0.586 per share on March 31, 2000, to shareholders of record on March 15, 2000. Subsequent to the first quarter, the Company paid a cash dividend on its preferred stock of $0.586 per share on June 30, 2000, to shareholders of record on June 15, 2000.

JDN Realty Corporation is a real estate company specializing in the development and asset management of retail shopping centers anchored by value-oriented retailers. Headquartered in Atlanta, Georgia, the Company owns and operates directly or indirectly 114 properties, containing approximately 12.3 million square feet of gross leasable area, located in 18 states. The common stock and preferred stock of JDN Realty Corporation are listed on the New York Stock Exchange under the symbols "JDN" and "JDNPrA", respectively.

JDN Realty Corporation considers the portions of the information contained in this release and statements made in connection with this release with respect to the Company's beliefs and expectations of the outcome of future events, including statements in the second and third paragraphs of this release, to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended. Such statements are, by their nature, subject to certain risks and uncertainties. We caution you that a number of factors, including but not limited to the impact of the events described in this release on the market capitalization of the Company, and on the Company's business prospects and relationships with its creditors, tenants and employees, any additional management changes, the ability to attract and retain key employees, the inability to maintain current dividend levels, or any litigation or regulatory actions, may adversely affect the Company's financial condition and results of operations. Other risks, uncertainties and factors that could adversely affect the Company's financial condition and results of operations are detailed from time to time in reports filed by the Company with the Securities and Exchange Commission, including Forms 8-K, 10-Q and 10-K. JDN Realty Corporation does not undertake any obligation to release publicly any revisions to forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

         For additional information, visit the Company's home page on the Internet at http://www.jdnrealty.com.



                              FINANCIAL HIGHLIGHTS
                                  (Unaudited)

(In thousands, except per share data)


                                                           Three Months Ended March 31,
                                                            2000          1999        Percent Change
                                                            ----          ----        --------------

Total revenues                                            $26,156       $25,690             1.8%
Net income attributable to common shareholders            $12,887       $10,760            19.8%
Funds from operations                                     $12,782       $16,146          (20.8)%
Net income attributable to common shareholders
  (net of preferred dividends) per share:
   Basic                                                  $  0.40       $  0.33            22.4%
   Diluted                                                $  0.40       $  0.32            24.1%
Funds from operations per share:
   Basic                                                  $  0.40       $  0.49          (19.0)%
   Diluted                                                $  0.39       $  0.48          (17.9)%
Dividends per share                                       $ 0.395       $ 0.360             9.7%


Gross leasable square footage (operating) (1)              12,763        12,762            0.01%
Percent leased (1)                                           96.3%         96.4%          (0.1)%


(1) As of the end of the applicable period.

A copy of the Company's supplemental materials for the quarter ended March 31, 2000, is available to interested parties upon written request to:

                      Charles Talbert, Investor Relations
                             JDN Realty Corporation
                      359 East Paces Ferry Road, Suite 400
                             Atlanta, Georgia 30305
                              Fax: (404) 364-6446
                             ctalbert@jdnrealty.com